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EXHIBIT 99.1 Press Release
Penske Automotive Group, Inc., 2555 Telegraph Rd. Bloomfield Hills, MI 48302

FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE COMMENTS ON IMPACT FROM HURRICANES

BLOOMFIELD HILLS, MI, September 28, 2017 – Penske Automotive Group, Inc. (NYSE:PAG), an international transportation services company, today provided a preliminary estimate of the impact on its operations in Florida, Georgia, Texas and Puerto Rico from Hurricanes Irma, Harvey, and Maria. The company operates 19 dealerships and 3 collision centers in the affected areas which represented approximately 9% of the company’s consolidated revenue for the six months ended June 30, 2017.

Hurricane Maria has significantly impacted the island of Puerto Rico, as the power grid and communication systems on the island have been severely damaged.  As a result, certain of the company’s operations have been suspended and are expected to remain impacted for the immediate future.  Our first priority in Puerto Rico is assisting our employees and their families as recovery efforts continue on the island and we are working directly with our Puerto Rico team towards that end.

Hurricanes Irma and Harvey disrupted our operations in Florida, Georgia (Atlanta market), and Texas (Houston market).  Operations in Florida and Texas were impacted for nearly one week while Georgia experienced a disruption in operations for 1-2 days.  Operations in Florida, Texas and Georgia are now operating at full capacity.

Penske Automotive Group Chairman Roger S. Penske said, “The well-being of our associates and their families, some of which have suffered significant hardship, is our first priority.  We are directly assisting those employees who suffered storm-related damages and have paid employees who were unable to work because of these hurricanes.  The efforts of our employees in preparing our dealerships for the storms in the affected areas prevented significant losses and I thank them for their outstanding efforts.”

As a result of the hurricanes, the company’s third quarter 2017 financial performance is expected to be adversely impacted.  The assessment of losses in Puerto Rico is ongoing and is expected to continue for the immediate future as basic services to the island resume.  The company currently estimates that storm-related losses, expenses, and business interruption, net of expected insurance proceeds, will reduce earnings per share by $0.04 to $0.05 for the three months ended September 30, 2017.

 Further information will be provided when the company reports its third quarter financial results.

About Penske Automotive

Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company that operates automotive and commercial truck dealerships principally in the United States, Canada and Western Europe, and distributes commercial vehicles, diesel engines, gas engines, power systems and related parts and services principally in Australia and New Zealand.  PAG employs more than 26,000 people worldwide and is a member of the Fortune 500 and Russell 2000.  For additional information visit the company’s website at www.penskeautomotive.com.

Caution Concerning Forward Looking Statements

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.'s future earnings and our estimate of storm-related losses and insurance coverage.  Actual results may vary materially because of risks and uncertainties that are difficult to predict. These risks and uncertainties include, among others: economic conditions generally, conditions in the credit markets and changes in interest rates and foreign currency exchange rates, adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to natural disasters, recall or other disruptions that interrupt the supply of vehicles or parts to us, changes in consumer credit availability, the outcome of legal and administrative matters, and other factors over which management has limited control. These forward-looking statements should be evaluated together with additional information about Penske Automotive's business, markets, conditions and other uncertainties, which could affect Penske Automotive's future performance. These risks and uncertainties are addressed in Penske Automotive's Form 10-K for the year ended December 31, 2016, and its other filings with the Securities and Exchange Commission ("SEC"). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

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Inquiries should contact:

J.D. Carlson	Anthony R. Pordon
Executive Vice President and	Executive Vice President Investor Relations
Chief Financial Officer	and Corporate Development
Penske Automotive Group, Inc.	Penske Automotive Group, Inc.
248-648-2810	248-648-2540
jcarlson@penskeautomotive.com	tpordon@penskeautomotive.com

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